                                                                      EXHIBIT 11

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                For the three month period ended March 31, 1997
                    (In thousands, except per share amounts)

                                                            Primary    Fully Diluted
                                                            -------    -------------

Shares of common stock outstanding at January 1, 1997,
   less treasury stock                                       70,149        70,149

Plus net weighted shares of treasury stock purchased           (223)         (223)

Plus common stock equivalents:

   Effect of convertible preferred stock conversion                         6,049
   Effect of equity incentive awards                          1,023         1,023
                                                           --------      --------

Weighted average shares outstanding                          70,949        76,998
                                                           ========      ========

Income applicable to common shares                         $ 28,563      $ 28,563

Dividends on preferred stock                                                  817

Preferred stock conversion compensation shortfall                            (449)
                                                           --------      --------

Earnings applicable to common shares                       $ 28,563      $ 28,931
                                                           ========      ========

Earnings per common share                                  $   0.40      $   0.38
                                                           ========      ========


                                                                      EXHIBIT 11


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 For the six month period ended March 31, 1997
                    (In thousands, except per share amounts)

                                                           Primary     Fully Diluted
                                                           -------     -------------
Shares of common stock outstanding at October 1, 1996
   less treasury stock                                      71,589        71,589

Plus net weighted shares of treasury stock purchased        (1,172)       (1,172)

Plus common stock equivalents:

   Effect of convertible preferred stock conversion                        6,049
   Effect of equity incentive awards                         1,047         1,047
                                                          --------      --------

Weighted average shares outstanding                         71,464        77,513
                                                          ========      ========

Income applicable to common shares                        $ 52,855      $ 52,855

Dividends on preferred stock                                               1,637

Preferred stock conversion compensation shortfall                           (899)
                                                          --------      --------

Earnings applicable to common shares                      $ 52,855      $ 53,593
                                                          ========      ========

Earnings per common share                                 $   0.74      $   0.69
                                                          ========      ========





                                     -18-